UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2006

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1101 Third Street South, Minneapolis, Minnesota	55415
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 332-7371

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 24, 2006, the Company entered into a 364-Day Credit Agreement (the “Agreement”) with the Lenders (as defined in the Agreement), Wachovia Bank, National Association, as Administrative Manager and Barclays Bank PLC, as Syndication Agent.

Under the terms of the Agreement, the Company may obtain revolving loans until July 23, 2007 in an aggregate principal amount at any time outstanding not greater than US$350,000,000. The outstanding loans will mature on July 23, 2007 unless the Company exercises a one-time option on certain conditions to extend the maturity date of the outstanding balance to July 22, 2008. Interest on each loan is payable at the variable rate specified for such loan. Borrowings under the Agreement are unsecured and are guaranteed by certain subsidiaries of the Company designated under the Agreement as material domestic subsidiaries.

The Company has agreed to comply with certain covenants set forth in the Agreement. Among other things, the covenants (a) could, subject to various exceptions described in the Agreement, restrict the ability of the Company (and certain designated subsidiaries) to incur a significant amount of debt secured by liens, (b) require the Company to maintain a ratio of consolidated debt to consolidated EBITDA for the most recent four consecutive fiscal quarters of not greater than 3.50 to 1.00, and (c) require the Company to maintain shareholders equity of at least $850 million, plus the sum of (i) 50% of the cumulative reported consolidated net income of the Company during any period after October 29, 2004 (taken as one accounting period) (as calculated pursuant to the Agreement), and (ii) 100% of the cumulative net proceeds of capital stock/conversion of debt received during any period after the date of the Agreement, calculated quarterly. The covenants could, subject to various exceptions, prohibit the Company or its subsidiaries from merging or consolidating with or engaging in a sale of substantially all of its assets to any party or discontinuing or eliminating a business line or segment that represents more than 20% of the Company’s consolidated operating profits, but the Company may merge with another party if (i) such party is organized under the laws of the United States of America or one of its states, (ii) the Company is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no default shall have occurred and be continuing.

The description above is a summary and is qualified in its entirety by the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above relating to the 364-Day Credit Agreement is incorporated herein by reference. As of July 26, 2006, the Company had no outstanding borrowings under the facility under the 364-Day Credit Agreement.

Separately, on July 26, 2006, the Company borrowed an additional US$200,000,000 under the Five-Year Credit Agreement dated October 25, 2005 (the “Five-Year Credit Agreement”) among the Company and certain of its subsidiaries, the Lenders (as defined in the Five-Year Credit Agreement), JP Morgan Chase Bank, N.A., as Administrative Manager, J.P. Morgan Europe Limited, as London Agent, J.P. Morgan Australia Limited, as Australian Agent and Barclays Bank PLC, as Syndication Agent. The purpose of the borrowing was to fund a portion of the purchase price in the acquisition of share capital of Huarun Paints Holdings Company Limited. As of July 26, 2006, the total borrowings under the Five-Year Credit Agreement were US$284,200,000.

Under the terms of the Five-Year Credit Agreement, the Company and certain of its subsidiaries may obtain revolving loans in an aggregate principal amount at any time outstanding not greater than US$500,000,000 or the equivalent in certain other currencies. Interest on each loan is payable at the fixed rate or variable rate specified for such loan. Borrowings under the Five-Year Credit Agreement are unsecured and are guaranteed by certain subsidiaries of the Company designated under the Five-Year Credit Agreement as material domestic subsidiaries. The Company has agreed to comply with certain covenants set forth in the Five-Year Credit Agreement. These covenants are substantially similar to the covenants under the 364-Day Credit Agreement, as described under Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibit
	10.1	364-Day Credit Agreement, dated July 24, 2006, between the Company and the Lenders, Wachovia Bank, National Association, as Administrative Manager and Barclays Bank PLC, as Syndication Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE VALSPAR CORPORATION (REGISTRANT)

Dated:	July 27, 2006	By:	/s/Rolf Engh
Rolf Engh Executive Vice President, General Counsel and Secretary